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                                                              Exhibit 99(d)

                         Entergy Mississippi, Inc.
           Computation of Ratios of Earnings to Fixed Charges and
   Ratios of Earnings to Combined Fixed Charges and Preferred Dividends


                                                                                                         March 31,
                                                              1998    1999      2000     2001     2002      2003
Fixed charges, as defined:
  Total Interest                                            $40,927   $38,840  $44,877  $50,991  $45,464   $47,318
  Interest applicable to rentals                              1,864     2,261    1,596    1,849    1,916     1,892
                                                            ------------------------------------------------------
Total fixed charges, as defined                              42,791    41,101   46,473   52,840   47,380   $49,210

Preferred dividends, as defined (a)                           4,878     4,878    5,347    4,674    4,490     4,510
                                                           -------------------------------------------------------

Combined fixed charges and preferred dividends, as defined  $47,669   $45,979  $51,820  $57,514  $51,870   $53,720
                                                           =======================================================
Earnings as defined:

  Net Income                                                $62,638   $41,588  $38,973  $39,620  $52,408   $58,895
  Add:
    Provision for income taxes:
    Total income taxes                                       28,031    17,537   22,868   20,464   17,846    21,299
    Fixed charges as above                                   42,791    41,101   46,473   52,840   47,380    49,210
                                                           -------------------------------------------------------

Total earnings, as defined                                 $133,460  $100,226 $108,314 $112,924 $117,634  $129,404
                                                           =======================================================

Ratio of earnings to fixed charges, as defined                 3.12      2.44     2.33     2.14     2.48      2.63
                                                           =======================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                               2.80      2.18     2.09     1.96     2.27      2.41
                                                           =======================================================


------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.


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